Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc. and the effectiveness of American Axle & Manufacturing Holdings, Inc.’s internal control over financial reporting dated February 16, 2018, appearing in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 6, 2018